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                                                                   EXHIBIT 10.18
                                                                   -------------

                           NON-COMPETITION AGREEMENT


                                                          March 15, 1996


Dominic K. Chan
Peritus Software Services, Inc.
304 Concord Road
Billerica, MA 01821

Dear Mr. Chan:

     You are presently employed by Peritus Software Services, Inc., a Massachusetts corporation (the "Company"). In order to make available working capital to help ensure its future success, the Company desires to issue and sell shares of its capital stock to a group of investors (the "Investor Stock") for approximately $5.5 million pursuant to a Series A Convertible Preferred Stock and Class A Common Stock Purchase Agreement dated as of the date hereof. The sale of the Investor Stock is expected to benefit you as a key employee of the Company since the funds from the sale will enable the Company to strengthen and expand its business. The obligation of the investors to purchase the Investor Stock is conditioned upon the execution and delivery by you of this Agreement. In consideration of your employment by the Company and the purchase by such investors of the Investor Stock, you hereby covenant and agree with the Company as follows:

     1. The term of this Agreement shall be for a period commencing on the date hereof and ending on the first anniversary of the date on which your employment with the Company terminates for any reason, whether voluntary or involuntary. During the period commencing on the date on which your employment with the Company terminates, the Company will pay you in quarterly installments over a period of one (1) year, an aggregate amount not to exceed the amount the Company paid to you in combined salary and bonus for the twelve (12) month period immediately preceding the date of termination of your employment with the Company; provided however, that no amount shall be due from the Company if you
         ----------------
are in violation of any of the terms of this Agreement.

     2. During the term hereof, you will not, without the Company's prior written consent, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity which is directly or indirectly in competition in the United States with any of the products or services being developed, marketed, distributed, planned, sold or otherwise provided by the Company at such time. The ownership by you of not more than five percent of the shares of stock of any corporation having a class of equity securities actively traded on a
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national securities exchange or on the Nasdaq Stock Market held for passive investment purposes only, shall not be deemed, in and of itself, to violate the prohibitions of this paragraph.

     3. During the term hereof, you will not, directly or indirectly, employ, solicit or knowingly permit any other company or business organization which is directly or indirectly controlled by you to employ, any person who is employed by the Company at any time during the term hereof, or in any manner seek to induce any such person to leave his or her employment with the Company.

     4. You hereby represent that, except as you have disclosed in writing to the Company, you are not a party to, or bound by the terms of, any agreement with or obligation to any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of your employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. You further represent that your performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to or during your employment with the Company, and you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

     5. You agree that the breach of this Agreement by you will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of your obligations hereunder.

     6. You understand that this Agreement does not create an obligation on the Company or any other person or entity to continue your employment.

     7. Any amendment to or modification of this Agreement, and any waiver of any provision hereof, shall be in writing. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof.

     8. You hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

     9. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.
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     10.  The term "Company" shall include Peritus Software Services, Inc. and any of its subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns pursuant to a consolidation or merger of the Company into another company or into or with any other entity or entities which results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

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     Please indicate your acceptance of the foregoing by signing and returning one copy to the undersigned.

               Very truly yours,

               PERITUS SOFTWARE SERVICES, INC.


               By:/s/ Allan K. Deary
                  ----------------------------

               Title:  VP Finance
                     -------------------------

AGREED TO AND ACCEPTED as of
the date first above written:


/s/ Dominic K. Chan
-----------------------------
Dominic K. Chan